Exhibit 10.2

AMENDMENT TO THE
PEPCO HOLDINGS, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Amendment (this “Amendment”) to that certain Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”), dated February 28, 2013, by and between Pepco Holdings, Inc. (the “Company”) and Joseph M. Rigby (the “Executive”), is made effective as of October 25, 2013 (the “Effective Date”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Pepco Holdings, Inc. 2012 Long-Term Incentive Plan (the “Plan”).

WHEREAS, the Agreement was originally entered into between the Company and the Executive on February 28, 2013, to provide for the grant of a Performance-Based Award of Restricted Stock Units under the Plan (the “Award”), in accordance with the terms of that certain Employment Agreement, dated December 20, 2011, between the Company and the Executive; and

WHEREAS, Section 7.C. of the Plan provides that the Compensation/Human Resources Committee of the Board (the “Committee”) may reduce the amount of any Performance-Based Award determined to be payable to a Covered Executive; and

WHEREAS, the Committee and the Executive mutually desire to amend the terms and conditions of the Agreement, as set forth herein, to amend the Performance Goals associated with the Award and to reallocate the relative weights of certain of the previously existing Performance Goals; provided, however, that in no event shall this Amendment be permitted to increase the amount of the Award that would otherwise have been payable to the Executive upon vesting thereof prior to the Amendment.
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NOW, THEREFORE, in accordance with Section 7.C. of the Plan, the Agreement is hereby amended as follows:

1. Amendment.  Schedule A of the Agreement is hereby amended and superseded in its entirety by replacing such Schedule A with the Schedule A attached to this Amendment.

2. No Increase in Vested Amount of Award.  Notwithstanding anything herein to the contrary, the Company and the Executive acknowledge and agree that in no event shall this Amendment have the effect of increasing the number of Restricted Stock Units that will vest under the Award, as compared to the number of Restricted Stock Units that would have vested had the Award not been amended hereby.

3. Effect of Amendments.  On and after the Effective Date, each reference to the Award or this Agreement, shall mean and be a reference to the Award and the Agreement, as amended by this Amendment. Except as amended hereby, the Agreement continues and shall remain in full force and effect in all respects.

IN WITNESS WHEREOF, the parties hereby affix their signatures to this Amendment, intending to be bound thereby, effective as of the Effective Date.

ATTEST:	PEPCO HOLDINGS, INC.

/s/ Jane K. Storero	By:	/s/ Fred Boyle
Jane K. Storero		Frederick J. Boyle
Secretary		Senior Vice President and Chief Financial Officer

EXECUTIVE:

/s/ Joseph M. Rigby
Joseph M. Rigby

SCHEDULE A
2013 Performance Goals for Joseph M. Rigby

A.	Reliability of electric service to customers (20% weighting)
Measured by:
•	Completion of reliability enhancement plan (REP) and emergency restoration improvement plan (ERIP) milestones, including completion of key reliability construction projects.
•	Achievement of state mandated reliability standards (MD, DC, DE, NJ), including SAIFI/SAIDI performance standards, vegetation management requirements, and storm restoration standards (as applicable).

B.	Residential customer satisfaction (20% weighting)
Measured by:
•	Pre-established goals by service territory (overall customer satisfaction expressed as a range); as determined by quarterly MSI survey results which ratings targets are set forth below:

% Satisfied
Stretch	76
Target	74
Threshold	72

C.	Execution of regulatory plan (25% weighting)
•	Filing of distribution base rate cases per schedule
•	Realization of reasonable outcomes relative to plan/reduction in regulatory lag and gap between allowed and earned returns
•	Progress on MD and DC undergrounding initiatives (dependent on legislation and/or regulatory outcomes, but maintain improved “regulatory tone”)

D.	Total Shareholder Return (25% weighting)

Total shareholder return for the performance period from January 1, 2011 to December 31, 2013, determined in a manner consistent with other performance-based awards granted under the Plan for the same three-year total shareholder return performance period.

E.	Talent assessment/succession planning (10% weighting)
•	Update key attributes related to CEO position
•	Assess three candidates against attributes and report to PHI Board by July 2013
•	Determine and execute potential succession action plan

DETERMINATION OF VESTING PERCENTAGE

The number of Restricted Stock Units to vest under this Award, if any, shall be determined using the vesting percentage obtained using the Performance Goals set forth above (the “Vesting Percentage”).  Should the Vesting Percentage exceed the vesting percentage that would have been obtained using the performance goals applicable to this Award prior to the Amendment, the Vesting Percentage shall be reduced by the amount of such excess.

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